Exhibit 99.1

xG Technology Announces Appointment of Sue Swenson as Board Chairman

SARASOTA, FL—October 23, 2018 —xG Technology, Inc. (“xG” or the “Company” (Nasdaq: XGTI, XGTIW), whose brands are recognized as the global leaders in live video communications in the broadcast, law enforcement and defense markets, announces the appointment of Sue Swenson as non-executive Chairman of the Board of Directors. Ms. Swenson replaces Gary Cuccio, who is stepping down from the Board. The Company also announces that Kenneth Hoffman will be stepping down from the Board. The departures of Messrs. Cuccio and Hoffman are entirely by amicable agreement. These changes will all be effective October 31, 2018.

Roger Branton, CEO and co-founder of xG Technology, said, “We are pleased to welcome Sue Swenson as xG Technology’s new Board Chairman. Her strategic knowledge and vast business experience, which includes her time spent leading FirstNet, is as broad as it is deep, and will allow her to make an important and positive impact on our Company. Sue’s appointment is a notable development for xG, and one that coincides well with the recent changes we have implemented around rightsizing our business, repositioning it for organic growth with positive cash flow and supplemented with strategic mergers and acquisitions.”

He continued, “I would also like to thank Gary Cuccio and Ken Hoffman for their guidance and dedicated service to the Company. We are very grateful for their efforts and wish them well in their endeavors.”

Sue Swenson said, “I am excited to be joining xG Technology as Board Chairman at a time when the Company has made impressive strides to completely reimagine and reposition itself. Now that critical turnaround decisions have been made, I look forward to playing a part in the next stage of xG’s development. This will include, first and foremost, enhancing organic business growth and achieving a cash flow positive position. At the same time, we will continue to seek M&A candidates suitable for integration with our existing businesses.”

Ms. Swenson’s xG Technology Board duties also include serving on the Audit, Governance and Nominating Committees.

Sue Swenson bio:

Sue Swenson has several decades of operating experience in wireless telecom, video technologies and digital media, as well as telematics and small business software. Ms. Swenson currently serves on the board of Harmonic, Inc. and chairs the Governance and Nominating Committee. Harmonic, Inc. is the worldwide leader in video delivery technology and services enabling media companies and service providers to deliver ultra-high-quality broadcast and OTT video services to consumers globally.

From August 2012 to August 2018 Ms. Swenson served on the board of the First Responder Network Authority and chaired the board from 2014 to 2018. This independent authority within NTIA/Department of Commerce established a single nationwide public safety broadband network enabling first responders to have voice and data communications across all 56 states, territories and commonwealths.

From October 2015 to June 2017, Ms. Swenson served as Chair and Chief Executive Officer of Inseego Corp. (previously Novatel Wireless, Inc), a wireless internet solutions and telematics provider, and served as the board chair from April 2014 to June 2017 after joining the board in 2012. From March 2008 to April 2011, Ms. Swenson served as President and Chief Executive Officer of Sage Software-North America, a division of The Sage Group PLC, a global supplier of business management software and services.

From August 2007 to March 2008, she was Chief Operating Officer at Atrinsic, Inc. a digital content company. Prior to joining Atrinsic, Inc., she served as Chief Operating Officer of Amp’d Mobile, Inc, a mobile virtual network start-up, from 2006 to 2007. Ms. Swenson was the President and Chief Operating Officer of T-Mobile USA from 2004 to 2005 and of Leap Wireless International, Inc. from 1999 to 2004. She served as the President and Chief Executive Officer of Cellular One from 1994 to 1999. From 1979 to 1994 she served in various management capacities at Pacific Bell, ultimately serving as President and Chief Operating Officer of PacTel Cellular and Vice President, Pacific Bell - Northern California Business Unit. Ms. Swenson holds a B.A. in French from San Diego State University.

About xG Technology, Inc.

xG Technology’s IMT and Vislink brands are recognized as the global leaders in live video communications and are trusted suppliers to tier-1 customers in broadcast/sports/entertainment, and law enforcement/public safety/defense markets. Their products have been engineered to deliver elevated levels of performance, reliability, build quality, extended operating ranges and compact form factors. In the broadcast, sports and entertainment sectors, IMT and Vislink provide high-definition communication links to reliably capture, transmit and manage live event footage. In the law enforcement, public safety & defense markets, IMT and Vislink provide secure video communications and mission-critical solutions to local, national and international agencies and organizations. More information can be found at www.imt-solutions.com and www.vislink.com.

Based in Sarasota, Florida, xG Technology has over 80 patents and pending patent applications. xG is a publicly traded company listed on the NASDAQ Capital Market (symbol: XGTI) For more information, please visit www.xgtechnology.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to xG Technology, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

FOR MORE INFORMATION

xG Technology:
Daniel Carpini
941-953-9035
daniel.carpini@xgtechnology.com

Investor Relations:
John Marco
CORE IR
516-222-2560
johnm@coreir.com